Western New England Bancorp, Inc. 10-K

Exhibit 32.1

statement furnished pursuant to section 906 of the
sarbanes-oxley act of 2002, 18 u.s.c. section 1350

The undersigned, James C. Hagan, is the Chief Executive Officer and President of Western New England Bancorp, Inc. (“Western New England Bancorp”).

This statement is being furnished in connection with the filing by Western New England Bancorp of Western New England Bancorp’s Annual Report on Form 10-K for the period ended December 31, 2022 (the “Report”).

By execution of this statement, I certify that:

A)	the Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and

B)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Western New England Bancorp as of the dates and for the periods covered by the Report.

This statement is authorized to be attached as an exhibit to the Report so that this statement will accompany the Report at such time as the Report is filed with the Securities and Exchange Commission, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350. It is not intended that this statement be deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

A signed original of this written statement required by Section 906 has been provided to Western New England Bancorp, Inc. and will be retained by Western New England Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

March 10, 2023	/s/ James C. Hagan
Dated	James C. Hagan
Chief Executive Officer and President (Principal Executive Officer)